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                                                                    EXHIBIT 23.2




                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 and the Prospectus relating to the Lehman Brothers Holdings Inc. Tax Deferred Savings Plan (formerly the Shearson Lehman Brothes Holdings Inc. Tax Deferred Saving Plan) issued under such Registration Statement and to the incorporation by reference in such Prospectus of our report dated May 21, 1993, with respect to the financial statements and schedules of the Lehman Brothers Holdings Inc. Tax Deferred Savings Plan, included in such Plan's Annual Report on Form 11-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission.

                                               Ernst & Young


New York, New York
May 31, 1994